Exhibit 10.1

EMPLOYMENT AGREEMENT
(As amended and restated December 10, 2012)

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into by and between René Lerer (“Executive”) and Magellan Health Services, Inc. on behalf of itself and its subsidiaries and affiliates (collectively referred to herein as the “Company” or “Employer”).

WHEREAS, Executive and Employer are party to an Employment Agreement that was amended and restated on December 16, 2008 and wish to further amend and restate that agreement to provide for the Executive’s participation in the Company’s transition to a new Chief Executive Officer; and

WHEREAS, Employer and Executive desire to set forth the terms and conditions of Executive’s employment with Employer under this Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

STATEMENT OF AGREEMENT

1.                                      Employment.  Employer agrees to employ Executive, and Executive accepts such employment in accordance with the terms of this Agreement from the date of the execution of this amended and restated Agreement (the “Operative Date”) through December 31, 2014 (the “Term;” the portion of the Term ending on December 31, 2013 is the “First Term” and the remainder of the Term is the “Second Term”).  The Term (and the Second Term) may be extended through December 31, 2015 by written agreement of Executive and Employer.  Executive’s employment will terminate at the end of the Term, unless previously terminated pursuant to Section 6.

2.                                      Position And Duties Of Executive.  During the portion of the First Term before January 1, 2013 (the “Transition Date”), the Executive will serve as Chairman and Chief Executive Officer. During the portion of the First Term beginning on the Transition Date, Executive will serve as Executive Chairman, subject to the authority of the board of directors of the Company (“Board”) to designate from time to time that he serve instead as (i) non-executive Chairman of the Board or (ii) consultant to the Chief Executive Officer.  During the Second Term, Executive will serve as non-executive Chairman of the Board, subject to the authority of the Board to designate from time to time that he serve instead as consultant to the Chief Executive Officer.  While serving as Chairman and Chief Executive Officer, Executive shall (i) report, as Chairman and Chief Executive Officer, directly to the Board and (ii) have such duties and responsibilities as are typical of, and consistent with, the position of Chairman and Chief Executive Officer in a public company the size and nature of the Company.  While serving as Executive Chairman, Executive shall (i) continue to be a full-time employee of the Company, and (ii) have such duties and responsibilities as are typical of, and consistent with, the position of an Executive Chairman in a public company the size and nature of the Company or as may be specified by the Board and shall report directly to the Board.  While serving as non-executive Chairman of the Board, the Executive shall have such duties and responsibilities as are typical of, and consistent with, the position of Chairman of the Board in a public company the size and nature of the Company.  While serving as a consultant to the Chief Executive Officer, the Executive shall provide such advice, guidance and assistance to the Chief Executive Officer as the Chief Executive Officer or the Board may from time to time request. Executive shall resign from his position as a member of the Board if requested to do so by the Board at a time that he is not serving as Chairman and Chief Executive Offer or non-executive Chairman of the Board.

3.                                      Time Devoted.  While serving as Chairman and Chief Executive Officer or as Executive Chairman, Executive will devote his full business time and energy to the business affairs and interests of Employer.  Executive agrees that he will use his best efforts and abilities to promote Employer’s interests and will diligently endeavor to perform services contemplated by this Agreement in a manner consistent with his position and in accordance with the policies established by the Employer.  Notwithstanding the foregoing, Executive shall be entitled to (i) serve on the boards of directors of companies on which Executive serves as of the Operative Date, (ii) with the prior approval of the Board, serve on the boards of directors of a reasonable number of other companies, (iii) serve on civic or charitable boards and (iv) manage his personal and family investments, to the extent such activities do not materially interfere with the performance of his duties for the Company.

4.                                      Compensation.

(a)                                 Base Salary.  During the First Term, Employer will pay Executive a base salary in the amount of $1,003,123 per year and during the Second Term, Employer will pay Executive a base salary in the amount of $1,000,000 per year (in either case, “Base Salary”), with annual review for increase by the Board or a duly authorized committee thereof, it being understood that any such increase shall be at the discretion of the Board or a duly authorized committee thereof.  Base Salary will be paid in semi-monthly intervals, less appropriate withholdings for federal and state taxes and other deductions authorized by Executive, except that if Executive is serving as non-Executive Chairman at the time non-employee directors receive stock grants, his base salary for the calendar year in which such stocks grants are paid will be paid one-half in cash and the other half in Company common stock. This stock grant will be paid at the same time and in the same manner as the stock portion of the compensation of non-employee directors (ie., on the same grant date and using the same calculation to determine the number of shares to be issued and the same vesting schedule).

(b)                                 Bonus.  During the First Term, Executive shall be entitled to an annual target bonus opportunity of 100% of Base Salary (“Target Bonus”) with the ability to earn up to 200% of Base Salary at the sole discretion of the Board or a duly authorized committee thereof.  The applicable performance targets for each year shall be fixed by the Board or a duly authorized committee thereof during the first quarter of the year after consultation with Executive (the “Performance Targets”); provided that the Performance Targets established with respect to the Target Bonus shall not be less favorable than the corporate performance targets applicable to other bonus eligible executives of the Company.  The performance criteria upon which such Performance Targets are based shall be one or more of the performance criteria set forth in the Company’s Management Incentive Plan.  Executive shall earn the applicable portion of the Target Bonus based on the achievement of the Performance Targets, as follows:

% Achievement of Performance Targets	% of Target Bonus Earned
100%	100%

The Board or a duly authorized committee thereof may, in its sole discretion, authorize the Company to pay Executive additional bonus amounts.  Payments of any annual bonus shall be made no later than the March 15 of the year following the year in which such bonus is earned (e.g., by March 15, 2013 for the bonus earned for 2012).  The Target Bonus or applicable percentage thereof, if any, for a given year shall be earned on December 31 of such year and, except as specifically set forth in Sections 6(c)(ii) and 6(d)(ii), Executive shall not be entitled to any payment of Target Bonus, or a percentage thereof, for a given year if he is not employed on December 31 of such year.

The actual bonus payable for 2013 (“2013 Transition Bonus”) will, if the Company achieves earnings per share for 2013 equal to at least 70% of the earnings per share adopted by the Board or a duly authorized committee thereof as the target to determine the vesting of restricted stock units for 2013 for other executives under the Management Incentive Plan (“Target EPS”) be 150% of Target Bonus plus an additional 5% of Target Bonus for every 1% the actual performance exceeds the Performance Target, but shall not exceed 200% of Target Bonus.

(c)                                  Equity Award.  During the First Term, the Company shall make annual equity grants to Executive (“Long Term Compensation”).  The amount of Long Term Compensation will be determined annually by the Board or a duly authorized committee thereof based on performance and compensation trends in the industry, provided that the award payable in March 2014 with respect to 2013 shall not be less than the award payable in March 2013.  The mix of stock options, restricted stock units (“RSUs”), cash and other equity-linked securities and the performance based vesting schedule will be determined by the Board or a duly authorized committee thereof on a basis at least as favorable as other senior-level executives of the Company.

(d)                                 Benefits.  During the First Term, Executive shall be entitled to participate in the employee welfare benefit programs of the Company on a basis at least as favorable as other senior-level executives of the Company; provided that (i) subject to the obligations set forth in clause (ii) below, the Board may modify or terminate any employee welfare benefit program established by the Company; provided that no such amendment or termination may adversely affect any benefits accrued by Executive prior to the date of such amendment or termination and (ii) in any event, the Company shall provide at its cost life insurance benefits to Executive of no less than three times Executive’s Base Salary, Executive shall be permitted to purchase at his own expense additional life insurance coverage in an amount no less than three times his Base Salary, and the Company shall provide long-term disability coverage equal to no less than 60% of Executive’s Base Salary; provided, in all cases Executive is insurable by an insurance company with respect to such coverage.  During the Second Term, Executive shall be entitled to coverage for himself and his spouse under the Company’s medical, dental and hospitalization plans on a basis at least as favorable as other similarly situated senior-level executives of the Company.

(e)                                  Other Long Term Incentives.  During the First Term, Executive shall be entitled to participate in the long-term incentive programs of the Company including those contained in the Management Incentive Plan, on a basis that are at least as favorable as awards to other similarly-situated, senior-level executives of the Company, it being understood that the Board may modify or terminate any long-term incentive plan established by the Company; provided that no such amendment or termination may adversely affect any outstanding long-term incentive awards of Executive.

(f)                                   Deferred Compensation Plan.  If the Company sponsors a deferred compensation plan approved by the Board, during the First Term Executive shall be entitled to participate in any such qualified or non-qualified deferred compensation plan with the Company contributing an amount not less than 11% of Executive’s Base Salary or, if greater, such amount as is provided to the Chief Executive Officer, on terms no less favorable a basis than is made available to other senior executives of the Company, it being understood that the Board may modify or terminate any deferred compensation plan established by the Company; provided that no such amendment or termination may adversely affect any benefits accrued by Executive prior to the date of such amendment or termination and the power to modify or terminate such a plan is subject to limitations under Code Section 409A.  If no such plan is approved by the Board for 2013, the Company shall provide Executive with a deferred compensation arrangement for 2013 comparable to the plan in effect for 2012.

(g)                                  Perquisite.  During the First Term, Executive shall be entitled to use of a car of his choosing leased by the Company at an expense to the Company of no more than $25,000 per annum.

5.                                      Expenses.  During the Term, Employer will reimburse Executive promptly for all reasonable and appropriate travel, entertainment, parking, business meetings and similar expenditures in pursuance and furtherance of Employer’s business and all licensing and professional organization dues and fees and all other expenses reimbursable to employees generally pursuant to the Company’s policies upon receipt of reasonably supporting documentation as required by Employer’s policies applicable to its employees generally.  Any reimbursement payment under Section 5, Section 4(d) or (g) or otherwise as an expense reimbursement hereunder must be paid no later than the end of Employee’s taxable year next following the taxable year in which Employee incurred the reimbursable expense (but the obligation to pay promptly generally will require payment in a much shorter period).

6.                                      Termination.

(a)                                 Termination Due to Resignation.  Executive may resign his employment at any time by giving 90 days written notice of resignation to Employer.

Except as otherwise set forth in this Agreement, Executive’s employment, and Executive’s right to receive compensation and benefits from Employer, will terminate upon the effective date of Executive’s termination.  If Executive resigns pursuant to this Section 6(a), Employer’s only remaining financial obligation to Executive under this Agreement will be (subject to Section 11):  (i) to pay any earned but unpaid Base Salary through the date of termination, (ii) all vested stock options shall remain exercisable for six months following the date of termination of Executive’s employment, and such six month period shall be extended by the number of days in such period in which the Company has advised Executive that it was inadvisable for him to buy or sell Company stock, (iii) to pay any other amounts earned, accrued or owing to Executive but not yet paid, and (iv) to pay other payments, entitlements or benefits, if any, that are payable in accordance with applicable plans, programs, arrangements or other agreements of the Company or any affiliate.

(b)                                 Termination with Cause.  Except as otherwise set forth in this Section 6(b), Executive’s employment, and Executive’s right to receive compensation and benefits from Employer, may be terminated for Cause at the discretion of Employer under the following circumstances:

(i)                                     Executive is convicted of (or pleads guilty or nolo contendere to) a felony;

(ii)                                  intentional fraud by Executive in the performance of his duties for the Company or intentional misappropriation of Company funds by Executive;

(iii)                               (A) material breach of Section 8(b), (c) or (d) of this Agreement or (B) a willful and material breach of Section 8(a) of this Agreement;

(iv)                              a willful and material violation by Executive of the Company’s written policies and procedures that are legal and ethical and have been made available to Executive and relate to the performance of his duties for the Company (provided that the Company has not failed to terminate other employees for comparable violations) or willful gross misconduct by Executive relating to the performance of his duties for the Company; or

(v)                                 willful failure to comply with direction of the Board or any duly authorized committee thereof (including any written policies or procedures promulgated by those bodies), provided that (A) such directions (or policies or procedures) are action of the Board or a duly authorized committee thereof within the meaning of Section 141 of the General Corporation Law of the State of Delaware (or any comparable provision of applicable law), (B) the existence of such directions (or policies or procedures) is known by Executive or such directions (or policies or procedures) have been communicated to Executive, (C) such directions (or policies or procedures) are consistent with the duties and role of a person holding the role then held by Executive or a director of a company the nature and size of the Company and (D) such directions (or policies or procedures) do not require actions that are illegal or unethical.

Each of clauses (i) through (v) are independent of others and the fact that Executive may not be terminated for Cause under any one of such clauses shall have no bearing on whether he may be terminated for Cause under any other such clauses.  For purposes of clauses (iii) and (iv) (but not clause (v)), no act or failure to act shall be deemed to be “willful” if Executive reasonably believed in good faith that such act or failure to act was in, or not opposed to, the best interests of the Company.  Anything to the contrary notwithstanding, Executive’s employment shall not be terminated for “Cause,” within the meaning of clauses (ii) through (v) above, unless Executive has been given written notice by the Board stating the basis for such termination and, in the case of clauses (iii) through (v) above, he is also given fifteen (15) days to cure the neglect or conduct that is the basis of any such claim and, if he fails to cure such conduct, or such conduct cannot be cured (and also for any purported termination for Cause under clause (ii) above), Executive has an opportunity to be heard before the Board and after such hearing, the Board gives Executive written notice confirming that in the judgment of a majority of the members of the Board that, for so long as the Company has or is required by law to have two such directors, includes at least two directors who are independent for purposes of the listing requirements of the principal securities exchange (including, for this purpose, the Nasdaq Stock Market) on which the Company’s securities are listed (or, in the event the Company’s securities are no longer listed on any such securities exchange, the listing requirements of the last such exchange on which the Company’s securities were listed) “Cause” for terminating Executive’s employment on the basis set forth in the original notice exists.  Executive’s communication to the Board of his disagreement with decisions made by the Board and the reasons for that disagreement shall not constitute “Cause” provided that he does not engage in conduct constituting Cause as set forth in clause (v) above.  Any termination for Cause shall be subject to de novo review in accordance with the arbitration provisions of this Agreement.  If an arbitrator or arbitrators determine that the basis of Cause did not exist, then Executive’s termination of employment shall be treated as a termination without Cause.

If Executive’s employment is terminated pursuant to this Section 6(b), (A) Employer’s only remaining financial obligation to Executive under this Agreement will be to pay (subject to Section 11):  (i) any earned but unpaid Base Salary through the date of termination, (ii) any other amounts earned, accrued or owing to Executive but not yet paid, and (iii) other payments, entitlements or benefits, if any, that are payable in accordance with applicable plans, programs, arrangements or other agreements of the Company or any affiliate and (B) all stock options shall terminate immediately upon the date of termination.

(c)                                  Automatic Termination.  This Agreement and Executive’s employment hereunder will terminate automatically upon the death or Disability of Executive.  “Disability” shall mean Executive’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities for a period of 180 consecutive days as determined by a medical doctor selected by the Company and Executive.  If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third doctor who shall be the approved medical doctor for this purpose.  If Executive’s employment is terminated pursuant to this Section 6(c), Executive (or in the event of his death, his estate or other legal representative) will receive (subject to Section 11):

(i)                                     Base Salary through the end of the Term (payable entirely in cash, not common stock), payable when such amounts would have been paid if Executive’s employment had continued (Section 11(a) may apply, however);

(ii)                                  to the extent not yet paid, all amounts that would have been payable pursuant to Section 4(b) (including the 2013 Transition Bonus) if the Executive’s employment had continued through the end of the Term, payable when such amounts would have been paid;

(iii)                               except as otherwise provided in Section 7, to the extent not yet paid, the equity awards to which Executive would have been entitled with respect to the First Term pursuant to Section 4(c) if Executive’s employment had continued through the end of the First Term, payable when such awards would have been paid;  such awards, and all outstanding equity awards, shall vest and be exercisable when they would have vested and been exercisable if Executive had remained employed with the Company throughout the term of such Awards.  (Section 11 may apply to equity awards constituting deferrals of compensation under Code Section 409A, however);

(iv)                              continued health benefits for Executive and his spouse in the event of Executive’s disability, and for Executive’s spouse in the event of his death, as described in Section 6(d)(iv) below;

(v)                                 any other amounts earned, accrued or owing to Executive but not yet paid (Section 11(b)(i) may apply, however); and

(vi)                              other payments, entitlements or benefits, if any, that are payable in accordance with applicable plans, programs, arrangements or other agreements of the Company or any affiliate.

(d)                                 Termination Without Cause By The Company or With Good Reason By Executive.  Employer may terminate this Agreement and Executive’s employment without Cause at any time.  If Employer terminates this Agreement without Cause or if Executive terminates this Agreement and Executive’s employment with Good Reason, Executive shall receive (subject to Section 11):

(i)                                     Base Salary through the end of Term (payable entirely in cash, not common stock), payable when such amounts would have been paid if Executive’s employment had continued;

(ii)                                  to the extent not yet paid, all amounts that would have been payable pursuant to Section 4(b) (including the 2013 Transition Bonus) if the Executive’s employment had continued through the end of the Term, payable when such amounts would have been paid;

(iii)                               except as otherwise provided in Section 7, to the extent not yet paid, the equity awards to which Executive would have been entitled with respect to the First Term pursuant to Section 4(c) if Executive’s employment had continued through the end of the First Term, payable when such awards would have been paid;  such awards, and all outstanding equity awards, shall vest and be exercisable when they would have vested and been exercisable if Executive had remained employed with the Company throughout the term of such Awards.  (Section 11 may apply to equity awards constituting deferrals of compensation under Code Section 409A, however);

(iv)                              health benefits as follows:  If and for so long as Executive is eligible following termination of employment for continued coverage under the Company’s medical, dental and hospitalization plans (the “Health Plan”), the Company shall continue to provide such coverage to Executive and his spouse until Executive shall attain age 65 and for his spouse until she shall attain age 65.  If such continued insurance coverage under the Health Plan is not available, and if Executive is eligible upon termination of employment for COBRA continuation coverage under the Health Plan and elects such coverage, Executive shall receive cash payments equal on an after-tax basis to the full monthly premium cost to Executive to purchase such COBRA continuation coverage for Executive and his spouse, with such payments to be made by the Company to Executive on a monthly basis for the duration of Executive’s COBRA continuation period and in accordance with Section 11, which payments shall be made in lieu of any payments provided hereinabove that would otherwise be made during the COBRA continuation period so that there is no duplication of payments during the COBRA continuation period.  (Such right to reimbursement of the cost of COBRA participation shall be deemed a separate payment right from other rights under this Section 6(d)(iv).  If or when Executive is not eligible for such continued coverage under the Health Plan, Executive shall instead receive cash payments equal on an after-tax basis to the cost of an individual insurance policy which the Company shall obtain to provide health coverage equivalent to that which Executive would have received under the Health Plan had Executive and his spouse qualified for such coverage under the Health Plan, with such payments to be made by the Company to Executive on a monthly basis until Executive shall attain age 65 and for Executive’s spouse until she shall attain age 65 and in accordance with Section 11 (it being understood that the Company payments to Executive attributable to this coverage will be equal on an after-tax basis to the full monthly premium cost to Executive to purchase such coverage independently).  If no such insurance coverage can be purchased independently, the Company shall pay for medical, dental and hospitalization expenses incurred by Executive and his spouse (each until age 65) to the full extent such expenses would have been paid under such coverage, with an additional payment of a gross-up for taxes on the benefits received by Executive and his spouse (including the gross-up).  If Executive enrolls in group health insurance coverage with another employer following termination of his employment with the Company, the Company’s obligations under this section shall be suspended for the period during which such other health insurance is in effect.  Executive shall not be required to enroll in any such coverage with a new employer, and if any such coverage procured by Executive ceases for any reason before Executive and his wife reach age 65, the obligations of the Company under this section shall arise again for the remaining period until Executive and his wife each reach age 65.  If any benefit under this Section 6(d)(iv) constitutes a deferral of compensation not compliant with Code Section

409A, the Company will pay to executive a gross-up so that the after tax cost of the benefit, taking into account penalties and interest incurred under Section 409A, to Executive and his spouse will be the same as if this benefit were compliant with Section 409A;

(v)                                 at his election, continuation of his life insurance and/or long-term disability coverage by the Company for up to two years following termination (provided Executive reimburses the Company for such premiums);

(vi)                              any other amounts earned, accrued or owing to Executive but not yet paid (Section 11(b)(i) may apply, however);

(vii)                           other payments, entitlements or benefits, if any, that are payable in accordance with applicable plans, programs, arrangements or other agreements of the Company or any affiliate.

For purposes of this Agreement “Good Reason” shall mean termination by Executive of his employment after written notice to the Company following the occurrence of any of the following events without his consent:

(i)                                     a reduction in Executive’s then current Base Salary, the then Target Bonus opportunity (if during the First Term) or, to the extent as would constitute a breach of this Agreement, any other compensation to which Executive is entitled under this Agreement, other than a reduction contemplated in Section 4 or a reduction in the right to participate in a deferred compensation plan if such reduction is applicable to all senior executives;

(ii)                                  the assignment to Executive of duties which are materially inconsistent with his duties or which materially impair Executive’s ability to function in the applicable office specified in Section 2(a);

(iii)                               a breach by the Company of any material provision of this Agreement;

(iv)                              the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction; or

(v)                                 for any reason by Executive during the 30-day period immediately following the six-month anniversary of a Change in Control (whether or not Executive consented to such Change in Control);

provided that in the case of clauses (i) through (iv) (but not clause (v)) such event continues uncured for fifteen (15) days after Executive gives the Company notice thereof.

The foregoing notwithstanding, solely with respect to payments made pursuant to Section 6(d)(ii) and RSUs or other equity award that would qualify as a short-term deferral but for Executive’s right to terminate for Good Reason under the foregoing definition, for any such award granted before a Change in Control (as defined below) the applicable definition of Good Reason shall be that set forth above but modified such that (A) the reduction in compensation referenced in clause (i) must be material (for this purpose, a reduction in Base Salary, Target Bonus or other compensation with an annualized value, separately or in the aggregate, of at least 1.5% of pre-reduction Base Salary shall be deemed material, but other reductions may be material in the circumstances); (B), for avoidance of doubt, the assignment of materially inconsistent duties under clause (ii) must be materially adverse to Executive; (C) clause (v) shall not apply (because Section 7 would apply earlier, upon the Change in Control, in any event); and (D), in all cases, Executive shall have given notice to the Company that the event or condition referred to any of the applicable clauses has arisen within 90 days after such event or condition has arisen, and the event or condition has continued uncured for a period of more than 30 days after Executive has given such notice thereof to the Company (in addition to any other right of the Company to cure), and Executive has terminated employment for that reason within 18 months after such uncured event or condition has arisen.

(e)                                  Definition of Change in Control.

For purposes of this Agreement “Change in Control” shall mean the occurrence of any one of the following events:

(i)                                     any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, becomes after the Operative Date a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under that act, of 30% or more of the Voting Stock of the Company;

(ii)                                  the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the Operative Date; provided that any person becoming a director subsequent to the Operative Date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors, shall be considered to be an Incumbent Director;

(iii)                               the Company adopts any plan of liquidation providing for the distribution of all or substantially all of the Company’s assets;

(iv)                              all or substantially all of the assets of the Company are disposed of pursuant to a merger, consolidation, share exchange, reorganization or other transaction unless the shareholders of the Company immediately prior to such merger, consolidation, share exchange, reorganization or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock or other ownership interests of the Company, a majority of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company; or

(v)                                 the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the Voting Stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by Affiliates of such other company who were not Affiliates of the Company prior to the relevant transaction in exchange for stock of such other company).

For purposes of the Change in Control definition, (A) “the Company” shall include any entity that succeeds to all or substantially all of the business of the Company, (B) “Affiliate” of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified, and (C) “Voting Stock” shall mean any capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation and reference to a percentage of Voting Stock shall refer to such percentage of the votes of such Voting Stock.

(f)                                   If Executive’s employment terminates at the end of the Term, Executive shall receive

(i)                                     Base Salary through the date of termination,

(ii)                                  all outstanding equity awards shall vest and be exercisable when they would have vested and been exercisable if Executive had remained employed with Company throughout the term of such Awards (Section 11 may apply to equity awards constituting deferrals of compensation under Code Section 409A, however),

(iii)                               health benefits as provided in Section 6(d)(iv),

(iv)                              any other amounts earned, accrued or owing to Executive but not yet paid (Section 11(b)(i) may apply, however) and

(v)                                 other payments, entitlements or benefits, if any, that are payable in accordance with applicable plans, programs, arrangements or other agreements of the Company or any affiliate.

(g)                                  Effect of Termination.  Except as otherwise provided for in this Section 6, upon termination of this Agreement, all rights and obligations under this Agreement will cease except for the rights and obligations under this Section 6 and Sections 7, 8, 9 and 10; and all procedural and remedial provisions of this Agreement.

(h)                                 No Mitigation; No Offset.  In the event of termination of employment, Executive shall be under no obligation to seek other employment, and there shall be no offset against any amounts due him under the Agreement on account of any remuneration attributable to any subsequent employer or claims asserted by the Company or any affiliate.

7.                                      Change In Control Protection.

(a)                                 Treatment of Equity.  The equity awards to which Executive would have been entitled with respect to the First Term pursuant to Section 4(c) if Executive’s employment had continued through the end of the First Term shall be granted to

Executive immediately prior to a Change in Control to the extent not yet granted and if the Change of Control involves a transaction in which the Company’s outstanding common stock is converted to cash, such equity award shall be paid entirely in RSU’s (not a mix of RSU’s and options) or the cash into which the RSU’s would have been converted in such transaction.  There shall be full vesting immediately prior to a Change in Control of all outstanding equity awards (including, but not limited to, stock options and all equity awards referred to in the immediately preceding sentence), with all vested stock options to remain exercisable for the remainder of their terms; provided that options held by Executive shall be cashed out in connection with a Change in Control if (i) required by the terms of the Management Incentive Plan and (ii) all other options issued by the Company are cashed out in connection with such Change in Control (the amount payable shall not exceed the difference between the fair market value at the settlement date and the aggregate exercise price of such stock options, such limit to be applied in conformity with Code Section 409A).  Options that are not exercisable because the applicable performance hurdle has not been satisfied shall become exercisable immediately prior to a Change in Control.

(b)                                 Parachute Payments.  Notwithstanding any provision of this Agreement, if any portion of the payments or benefits under Section 6 of this Agreement, or under any other agreement with Executive or plan of Employer or its affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 7(b), result in the imposition on Executive of an excise tax under Section 4999 of the Code (the “Excise Tax”), then the Total Payments to be made to the Executive shall either be (i) delivered in full or (ii) delivered in such amount so that no portion of such Total Payments would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive of the greatest benefit of an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).  The determination required by this Section 7(b) shall be made by the Employer in its reasonable determination and in reliance on its tax advisors.

8.                                      Protection Of Confidential Information/Non-Competition/Non-Solicitation.

Executive covenants and agrees as follows:

(a)                                 (i) Confidential Information:  During Employer’s employment of Executive and following the termination of Executive’s employment for any reason, Executive will not use or disclose, directly or indirectly, for any reason whatsoever or in any way, other than at the direction of Employer during the course of Executive’s employment or after receipt of the prior written consent of Employer, any Confidential Information (as hereinafter defined) of Employer or its controlled subsidiaries or affiliates, that comes into his knowledge during his employment by Employer (the “Confidential Information”).  The obligation not to use or disclose any Confidential Information will not apply to any Confidential Information that (i) is or becomes public knowledge through no fault of Executive, and that may be utilized by the public without any direct or indirect obligation to Employer, but the termination of the obligation for non-use or nondisclosure by reason of such information becoming public will extend only from the date such information becomes public knowledge or (ii) is obligated to be produced under order of a court of competent jurisdiction or a valid administrative, congressional, or other subpoena, civil investigative demand or similar process; provided, however, that upon issuance of any such order, subpoena, demand or other process, Executive shall promptly notify the Employer and shall provide the Employer with an opportunity (if then available) to contest and cooperate with the Employer to contest, in each case, at the Employer’s expense, the propriety of such order or subpoena (or to arrange for appropriate safeguards against any further disclosure by the court or administrative or congressional body seeking to compel disclosure of such Confidential Information).  The above will be without prejudice to any additional rights or remedies of Employer under any state or federal law protecting trade secrets or other information.

(ii)                                  Trade Secrets.  Executive shall hold in confidence all Trade Secrets of Employer, its direct and indirect subsidiaries, and/or its customers that came into his knowledge during his employment by Employer and shall not disclose, publish or make use of at any time after the date hereof such Trade Secrets, other than at the direction of Employer, for as long as the information remains a Trade Secret.

(iii)                               For purposes of this Agreement, the following definitions apply:

“Confidential Information” means any data or information, other than Trade Secrets, that is valuable to Employer and not generally known to the public or to competitors of Employer.

“Trade Secret” means information including, but not limited to, any technical or non-technical data, know-how, software, formula, pattern, compilation, program, device, method, technique, plan, blueprint, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(iv)                              Interpretation.  The restrictions stated in paragraphs 8(a)(i) and 8(a)(ii) are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law.  Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting Employer’s right under applicable state law to protect its trade secrets and confidential information.

(b)                                 Non-Competition.

(i)                                     Executive covenants and agrees that during the period from the Operative Date through the later of December 31, 2015 and three years after the last day he serves as Chairman and Chief Executive Officer or Executive Chairman (“Non-Compete Period”), he will not directly or indirectly engage in or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, lend Executive’s name or any similar name to, lend Executive’s credit to, or render services or advice to any business similar to or competitive with any business engaged in, or which provides goods or services similar to or competitive with any goods and services provided by Employer or its subsidiaries or affiliates at the time of termination, in the United States or any other geographic location in which Employer or a controlled subsidiary or affiliate of Employer operates, other than Internet Healthcare Group, unless waived in writing by Employer in its sole discretion.  Executive recognizes that the above restriction is reasonable and necessary to protect the interest of the Employer and its controlled subsidiaries and affiliates.

The foregoing shall not be deemed to prohibit Executive’s association with a company if an immaterial portion of such company’s revenues is attributable to operations directly competitive with the Company (provided Executive is not employed within those directly competitive operations).  Further, nothing contained in this Section 8(b)(i) shall restrict Executive from making any investments in any corporation or other business enterprise whose outstanding capital stock or other equity interests are listed or admitted to unlisted trading privileges on a national securities exchange or included for quotation through an inter-dealer quotation system of a registered national securities association, provided that such investment (i) represents less than five percent (5%) of the aggregate outstanding capital stock or other equity interests of such corporation, partnership or business enterprise and (ii) does not otherwise provide Executive or any affiliate of Executive with the right or power (whether or not exercised) to influence, direct or cause the direction of the management, policies and/or affairs of any business or enterprise which is or might directly or indirectly compete with any business operations or activities of Company or any of its subsidiaries.

(ii)                                  During the period following Executive’s termination from his employment with Employer for which Executive is subject to the restrictions set forth in Section 8(b)(i), Executive may submit a written request to Employer outlining a proposed employment or other employment opportunity that Executive is considering.  Employer will review such request and make a determination, in its reasonable discretion, as to whether the opportunity would constitute a breach of the non-competition covenant.

(c)                                  Non-Solicitation.  To protect the goodwill of Employer and its controlled subsidiaries and affiliates, or the customers of Employer and its controlled subsidiaries and affiliates, Executive agrees that, during the Non-Compete Period, he will not, without the prior written permission of Employer, directly or indirectly, for himself or on behalf of any other person or entity, solicit, divert away, take away or attempt to solicit or take away any Customer of Employer for purposes of providing or selling services that are offered by Employer or a controlled subsidiary or affiliate of Employer.  For purposes of this Section 8(c), “Customer” means any individual or entity to whom Employer or its controlled subsidiaries or affiliates has provided, or contracted to provide, services during the twelve months prior to the termination of his employment.

(d)                                 Solicitation of Employees.  During the Non-Compete Period, Executive will not, and will not assist any other person or entity to, directly or indirectly, solicit for employment or consultation any employee of Employer or any of its controlled subsidiaries or affiliates who was employed with Employer or its controlled subsidiaries or affiliates within the one year period immediately prior to Executive’s termination, or in any manner knowingly induce or attempt to induce any such employee to terminate his or her employment with Employer.

(e)                                  Remedies.  If, following termination of Executive’s employment, there is (A) a material breach of Section 8(b), (c) or (d) of this Agreement or (B) a willful and material breach of Section 8(a) of this Agreement, then, in addition to any other remedy to which Employer may be entitled for such breach and notwithstanding any other provision of this Agreement, all stock options shall immediately terminate, all other equity awards, to the extent not vested, shall be forfeited and all health benefits and payments provided by Section 6(c)(iv), 6(d)(iv) or 6(f)(iii) shall immediately terminate.

9.                                      Work Made For Hire.  Executive agrees that any written program materials, protocols, research papers, other writings (including those in electronic format), as well as improvements, inventions, new techniques, programs or products (the “Work”) made or developed by Executive within or after normal working hours relating to the business or activities of Employer or any of its subsidiaries, shall be deemed to have been made or developed by Executive solely for the benefit of Employer and will be considered “work made for hire” within the meaning of the United States Copyright Act, Title 17, United States Code, which vests all copyright interest in and to the Work in the Employer.  In the event, however, that any court of competent jurisdiction finally declares that the Work is not or was not a work made for hire as agreed, Executive agrees to assign, convey, and transfer to the Employer all right, title and interest Executive may presently have or may have or be deemed to have in and to any such Work and in the copyright of such work, including but not limited to, all rights of reproduction, distribution, publication, public performance, public display and preparation of derivative works, and all rights of ownership and possession of the original fixation of the Work and any and all copies, without payment of any consideration by Employer, except as set forth in this Agreement.  Additionally, Executive agrees to execute any documents necessary for Employer to record and/or perfect its ownership of the Work and the applicable copyright.

10.                               Property Of Employer.  Executive agrees that, upon the termination of Executive’s employment with Employer, Executive will immediately surrender to Employer all property, equipment, funds, lists, books, records and other materials of Employer or its controlled subsidiaries or affiliates in the possession of or provided to Executive.

11.                               Special Rules for Compliance with Code Section 409A.  This Section 11 serves to ensure compliance with applicable requirements of Code Section 409A.  Certain provisions of this Section 11 modify other provisions of this Agreement.  If the terms of this Section 11 conflict with other terms of the Agreement, the terms of this Section 11 control.

(a)                                 Definition of Termination of Employment; Timing Rule Where Separation from Service Precedes Designated Termination Date.  For purposes of this Agreement, the term “termination of employment” shall mean a separation from service as defined in Treasury Regulation § 1.409A-1(h); provided, however, that if a date for termination of employment is designated by the Company but Executive has a separation from service prior to such designated date, the designated termination date shall be deemed the date of termination for any compensation payable under this Agreement that would fully qualify for the short-term deferral exception under Treasury Regulation § 1.409A-1(b)(4) and/or the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii) under both circumstances (i.e., assuming the separation from service date was the termination date hereunder or that the designated termination of employment date was the termination date hereunder); in such case, the termination date may not be designated so as to cause such compensation to be a deferral of compensation under Section 409A.  If Executive has a separation from service in connection with a resignation under Section 6(a) or other circumstance but remains entitled to payments of salary or other amounts under this Agreement through the designated termination date or until the end of the month in which the designated termination date occurs, if such payments constitute a deferral of compensation they shall be subject to Section 11(d).

(b)                                 Timing of Certain Payments.  Payments and benefits specified under this Agreement shall be paid at the times specified as follows:

(i)                                     Accrued Payments at Termination.  In the case of any amount that is earned but unpaid at the time of Executive’s termination of employment, unless the amount is payable under an applicable plan, program or arrangement on explicit terms providing for a delay in payment compliant with Code Section 409A, these amounts shall be payable at the date the amounts otherwise would have been payable under the applicable plans, programs and arrangements in the absence of termination but in no event more than 30 days after Executive’s termination of employment, subject to Section 11(d).

(ii)                                  Intentionally Omitted.

(iii)                               Other Payments.  Any other payment or benefit required under this Agreement to be paid in a lump sum or otherwise to be paid promptly at or following a date or event shall be paid within five days after the due date, subject to Section 11((c) and (d) below.

(iv)                              No Influence on Year of Payment.  In the case of any payment under the Agreement payable during a specified period of time following a termination or other event (including any payment for which the permitted payment period begins in one calendar year and ends in a subsequent calendar year), Executive shall have no right to elect in which year the payment will be made, and the Company’s determination of when to make the payment shall not be influenced in any way by Executive.

(c)                                  Special Rules for Termination Payments.  With respect to severance amounts and bonus payments for the year of termination payable under this Agreement, the following rules will apply:

(i)                                     Separate Payments.  Amounts payable under this Agreement shall be deemed separate payments for purposes of Code Section 409A as follows (each clause constituting a separate payment to the extent permitted under Section 409A):

(A)                               The amount specified under Section 6(d)(ii);

(B)                               The amount specified in Sections 4(b), 6(c)(ii).

Amounts may be further designated as separate payments in any separately identifiable plan or arrangement for purposes of Section 409A.

(ii)                                  Payment Timing Rules.  A payment referenced in Section 11(c)(i) shall be payable without regard to the Six-Month Delay Rule if and to the extent that (A) the separate payment constitutes short-term deferral under Treasury Regulation § 1.409A-1(b)(4), (B) the amount of the separate payment not covered by Section 11(c)(ii)(A) can be paid under the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii), after first applying such exclusion under Section 11(c)(ii), (C) the separate payment is covered by any other applicable exclusion or exemption under Treasury Regulation § 1.409A-1(b)(9) (provided that the exclusion under subsection (b)(9)(v)(D) shall be not be used for this purpose) and (D), the six-month delay rule in Section 11(d) does not apply to the separate payment.  Any other such separate payment (i.e., amounts subject to the six-month delay rule) shall be subject to the six-month delay rule of Section 11(d).  Any delay in payment under the six-month delay rule shall not limit Executive’s rights under this Agreement to not forfeit a specified item of compensation as a result of Executive’s termination.

(d)                                 Six-Month Delay Rule.

(i)                                     General Rule.  The six-month delay rule will apply to payments and benefits under the Agreement payable upon a termination of employment if all of the following conditions are met:

(A)                               Executive is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (10) thereof) for the year in which the termination occurs.  The Company will determine status of “key employees” annually, under administrative procedures applicable to all Section 409A plans and arrangements and applied in accordance with Treasury Regulation § 1.409A-1(i).

(B)                               The Company’s stock is publicly traded on an established securities market or otherwise.

(C)                               The payment or benefit in question is a deferral of compensation and not excepted, exempted or excluded from being such by the short-term deferral rule under Treasury Regulation § 1.409A-1(b)(4), or the “two-years/two-times” rule in Treasury Regulation § 1.409A-1(b)(9)(iii), or any other exception, exemption or exclusion;

provided, however, that the exclusion under Treasury Regulation § 1.409A-1(b)(9)(v)(D) shall not be applied to severance payments or pro-rata bonus payments.

(ii)                                  Effect of Rule.  If it applies, the six-month delay rule will delay a payment or benefit which otherwise would be payable under this Agreement within six months after Executive’s termination of employment.

(A)                               Any delayed payment or benefit shall be paid on the date six months after Executive’s separation from service.

(B)                               During the six-month delay period, accelerated payment will occur in the event of the Executive’s death but not for any other reason (including no acceleration upon a Change in Control), except for accelerations expressly permitted under Treasury Regulation § 1.409A-1 — A-6.

(C)                               Any payment that is not triggered by a termination, or is triggered by a termination but would be made more than six months after the termination (without applying this six-month delay rule), or would be payable at a fixed date not tied to termination that is earlier than the expiration of the six-month delay period, shall be unaffected by the six-month delay rule.

(iii)                               Limit to Application of Six-Month Delay Rule.  If the terms of this Agreement or other plan or arrangement or document relating to this Agreement or payments hereunder impose this six-month delay rule in circumstances in which it is not required for compliance with Section 409A, those terms shall not be given effect.

(e)                                  Other Provisions.

(i)                                     Reimbursements and In-Kind Benefits.  Any reimbursements made or in-kind benefits provided under this Agreement shall be subject to the following conditions:

(A)                               The amount of expenses eligible for reimbursement or in-kind benefits provided in any one taxable year of Executive shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided in any other taxable year of Executive;

(B)                               The reimbursement of any expense shall be made each calendar quarter and not later than the last day of Executive’s taxable year following Executive’s taxable year in which the expense was incurred (unless this Agreement specifically provides for reimbursement by an earlier date);

(C)                               The right to reimbursement of an expense or payment of an in-kind benefit shall not be subject to liquidation or exchange for another benefit (this provision does not override express terms of Section 6(d)(iv), however).

In addition, with respect to any reimbursement made under Section 6(d)(iv) for expenses for medical coverage paid for by Executive, any such reimbursements made during the period of time Executive would be entitled (or would, but for such reimbursement, be entitled) to continuation coverage under the Company Health Plan pursuant to COBRA if Executive had elected such coverage and paid the applicable premiums shall be exempt from Section 409A of the Code and the six-month delay in payment described in this Section 11 pursuant to Section 1.409A-1(b)(9)(v)(B) of the Regulations.

Executive’s right to reimbursements and in-kind benefits under this Agreement shall be treated as a right to a series of separate payments under Section 1.409A-2(b)(2)(iii) of the Regulations.

(ii)                                  Non-transferability.  No right to any payment or benefit under this Agreement shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by Executive’s creditors or of any of Executive’s beneficiaries.

(iii)                               No Acceleration.  The timing of payments and benefits under the Agreement which constitute a deferral of compensation under Code Section 409A may not be accelerated to occur before the time specified for payment hereunder, except to the extent permitted under Treasury Regulation § 1.409A-3(j)(4) or as otherwise permitted under Code Section 409A without Executive incurring a tax penalty.

(iv)                              References to Other Plans.  References in the Agreement to the obligation of the Company to pay amounts under other plans, including Executive’s vested portion of any Company deferred compensation or other benefit plan, shall not be construed to modify the timing of payment, which shall be governed by such other plans.

12.                               Remedies.  An actual or threatened violation by Executive of the covenants and obligations set forth in Sections 8, 9 and 10 will cause irreparable harm to Employer or its controlled subsidiaries or affiliates and the remedy at law for any such violation will be inadequate.  Executive agrees, therefore, that Employer or its controlled subsidiaries or affiliates will be entitled to appropriate equitable relief, including, but not limited to, a temporary restraining order and a preliminary injunction, without the necessity of posting a bond.

13.                               Arbitration.  Except for an action for injunctive relief as described in Section 12, any disputes or controversies arising under this Agreement will be settled by arbitration in Hartford, Connecticut, in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The determination and findings of such arbitrators will be final and binding on all parties and may be enforced, if necessary, in any court of competent jurisdiction.  The costs and expenses of the arbitration shall be paid for by Employer, but each party shall pay its own attorney’s fees and other litigation costs.

/s/ RL Executive’s Initials

14.                               Notices.  Any notice or request required or permitted to be given to any party will be given in writing and, excepting personal delivery, will be given at the address set forth below or at such other address as such party may designate by written notice to the other party to this Agreement:

To Executive:  Address on file with Employer.

To Employer:  Magellan Health Services, Inc. 55 Nod Road Avon, CT 06001 Attention:  General Counsel

Each notice given in accordance with this Section will be deemed to have been given, if personally delivered, on the date personally delivered; if delivered by facsimile transmission, when sent and confirmation of receipt is received; or, if mailed, on the third day following the day on which it is deposited in the United States mail, certified or registered mail, return receipt requested, with postage prepaid, to the address last given in accordance with this Section.

15.                               Headings.  The headings of the sections of this Agreement have been inserted for convenience of reference only and should not be construed or interpreted to restrict or modify any of the terms or provisions of this Agreement.

16.                               Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision will be fully severable and this Agreement and each separate provision will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  In addition, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically, as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, to the extent such reformation is allowable under applicable law.

17.                               Binding Effect.  This Agreement will be binding upon and shall inure to the benefit of each party and each party’s respective successors, heirs and legal representatives and the Company’s obligation to provide the payments and other benefits provided herein shall be binding upon any successor to the Company.  This Agreement may not be assigned by Executive to any other person or entity but may be assigned by Employer to any subsidiary or affiliate of Employer or to any successor to or transferee of all, or any part, of the stock or assets of Employer.

18.                               Employer Policies, Regulations, And Guidelines For Employees.  Employer may issue policies, rules, regulations, guidelines, procedures or other material, whether in the form of handbooks, memoranda, or otherwise, relating to its Executives.  These materials are general guidelines for Executive’s information and will not be construed to alter, modify, or amend this Agreement for any purpose whatsoever.

19.                               Indemnification.  The Company shall indemnify Executive to the fullest extent permitted by the laws of State of Delaware and the Company shall obtain and maintain directors and officers liability insurance in an amount not less than $50 million.

20.                               Governing Law.  This Agreement and all issues relating to the validity, interpretation, and performance will be governed by, interpreted, and enforced under the laws of the State of Connecticut.

21.                               Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior agreements and understandings, whether written or oral, relating to its subject matter, unless expressly provided otherwise within this Agreement.  No amendment or modification of this Agreement, will be valid unless made in writing and signed by each of the parties.  No representations, inducements, or agreements have been made to induce either Executive or Employer to enter into this Agreement, which are not expressly set forth within this Agreement.  Executive and Employer acknowledge and agree that Employer’s controlled subsidiaries and affiliates are express third party beneficiaries of this Agreement.

[signatures follow]

IN WITNESS WHEREOF, the parties hereto have executed this amended and restated Agreement on the 10th day of December, 2012.

“Executive”	“Employer”

Magellan Health Services, Inc.

/s/ René Lerer	By:	/s/ Michael Diament
René Lerer	Name: Michael Diament
Title: Chairman, Compensation Committee